Exhibit 10.1

Covisint Corporation Director Compensation Plan

The Covisint Corporation (“Covisint”) Director Compensation Plan applies to all non-employee members of the Covisint Board of Directors (“Board”). The Director Compensation Plan consists of four elements: an initial equity award upon appointment to the board, an annual equity award, an annual cash retainer for Board service and additional annual cash retainers for committee membership.

Each director shall receive the following:

•
An initial equity grant of 40,000 non-qualified stock options (“Option Grant”) issued upon a new director’s appointment to the Board (“Director’s Commencement Date”), vesting in equal parts over four years;

•
An annual grant of restricted stock units valued at $75,000 (“Annual RSU Grant”). The number of annual RSUs awarded to a director is calculated by dividing the value of the award by the fair market value of a share of Company common stock on the date the award is granted;

•	An annual cash retainer of $25,000;

•	A committee membership annual cash retainer based on the committee and the director’s role on the committee as follows:

Committee	Committee Chairperson	Committee Member
Audit	$15,000	$5,000
Compensation	$10,000	$3,750
Nominating/Governance	$5,000	$2,500

The Annual RSU Grant will be awarded on the date the director’s election at the Company’s annual meeting of shareholders (“Annual Meeting”). The Annual RSU Grant vests and the underlying shares are issued at the rate of one common share per unit on the earliest of (i) the date before the first Annual Meeting following the grant date, (ii) the date the director ceases to be a member of the Board due to death or disability, or (iii) a change in control of the Company.

All cash retainers will be paid within five (5) business days of the director’s election at the Company’s Annual Meeting. A new director shall be paid a pro-rata payment for the period between the Director’s Commencement Date and the next Annual Meeting.

A director shall have the right to elect to convert cash compensation into RSUs at the fair market value of a share of Company common stock on the date of the Annual Meeting. The director must send the Company notice of the election to convert cash compensation to RSUs by the date of the Annual Meeting. Any RSUs awarded to the director due to the election to convert cash compensation into RSUs shall vest as if it were an Annual RSU Grant.

In the event the Company a director serves as Lead Director, the Lead Director shall receive an annual cash retainer of $15,000.

Dated: November 17, 2014